Exhibit 99.2

                                ESCROW AGREEMENT


         THIS AGREEMENT (this "Agreement") is entered into as of this 30th day of November, 2004, by and between Green Plains Renewable Energy, Inc. (the "Company") and U.S. Bank National Association (the "Escrow Agent"), a national banking association.

                                    RECITALS

         A. The Company is conducting a public offering of units (the "Units") at a price of ten thousand dollars ($10,000) per Unit, each Unit consisting of one thousand (1000) shares of its common stock (the "Shares"), under applicable state and Federal laws and regulations (the "Offering"). Subscribers purchasing at least one (1) initial Unit may be allowed to purchase half Units consisting of 500 shares of the Company's common stock thereafter.

         B. The Company wishes to assure those who subscribe for Units (the "Subscriber") that the Subscribers' monies will be released to the Company (i) only if and when not less than twenty nine million, six hundred, sixty seven thousand dollars ($29,667,000) (the "Threshold Amount") in subscriptions, representing sufficient Units to meet the Threshold Amount, are accepted by the Company from the sale of Shares; and (ii) the Company has obtained a commitment letter for financing construction of the ethanol plant; and (iii) there shall not be any legal orders prohibiting the Offering or release of funds from escrow, or orders from the United States Securities and Exchange Commission revoking the effectiveness of the Registration Statement related to the Offering; and (iv) upon the direction of the Company;

         C. The Company desires to provide for the safekeeping of the proceeds of the Offering until such time as subscriptions for Shares totaling the Threshold Amount (or such greater amount as the Company may direct in writing) have been received, and a commitment letter for financing the construction of the ethanol plant has been received by the Company, and upon the direction of the Company, or until such time as Escrow Agent is required to pay and return such proceeds to the Subscribers upon the terms hereinafter provided.

                                    AGREEMENT

         1.       Deposit and Disbursement.

                  a. Escrow Agent hereby agrees to receive and disburse the proceeds from the offering of the Shares and any interest earned thereon in accordance with the terms of this Agreement.

                  b. The Company or its authorized placement agents, on behalf of the Subscribers, shall from time to time cause to be wired or deposited with Escrow Agent all proceeds received from sales of Units to be placed in an escrow account at Escrow Agent designated as the GPRE Escrow Account (the "Escrow Account") until the Threshold Amount (or such greater amount as the Company may direct in writing) has been deposited in said account. All proceeds are to be deposited in the Escrow Account within five (3) business days after receipt by Escrow Agent.

                  c. As deposits are made in the Escrow Account, Company shall cause to be delivered to Escrow Agent with each such deposit a list showing the name, address, and tax identification number of each Subscriber together with a copy of a fully completed subscription agreement for each Subscriber. Escrow Agent shall keep a current list of the persons who have subscribed for the Shares and deposited money, showing name, date, address and amount of each subscription. All funds so deposited shall remain the property of the

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Subscribers, subject to the provisions of Paragraph 5 hereof. Escrow Agent shall promptly forward to the Company any subscription agreements which it may receive directly from Subscribers.

                  d. If the Company rejects any subscriptions for which Escrow Agent has already collected funds, Escrow Agent shall promptly issue a refund check to the rejected Subscriber in the amount of the original deposit collected from such Subscriber. If the Company rejects any subscription for which Escrow Agent has not yet collected funds but has submitted the Subscriber's check for collection, Escrow Agent shall promptly remit the Subscriber's check directly to the Subscriber.

                  e. In the event that the Threshold Amount is not deposited with Escrow Agent on or before November 29, 2005, as set forth in the Company's Prospectus (unless that date is extended in accordance therewith and the Escrow Agent has been notified by the Company of such extension), a copy of which has been attached as Exhibit B hereto, Escrow Agent shall promptly return the funds which have been deposited in the Escrow Account to the Subscribers, in the amount and to the addresses as shown on its records, without interest earned. If the Offering is terminated due to the failure to fulfill Threshold amount by Green Plains Renewable Energy, Inc., Escrow Agent will inform the Company of the total amount of interest earned on funds deposited with Escrow Agent, and pay said interest to the Company.

                  f. Upon receipt of (i) the Threshold Amount (or such greater amount as the Company may direct in writing); and (ii) written confirmation that the Company has received a commitment letter for financing the construction of the ethanol plant; and (iii) written confirmation from the Company that funds may be released from escrow, Escrow Agent shall release the escrow funds, less accumulated interest income and any unpaid fees and expenses, to the Company. Interest income shall be distributed to the Company. At the Company's option, it may continue to deposit proceeds from the sale of additional Shares (after receipt an/or distribution of the Threshold Amount or any greater amount as directed in writing by the Company) and to direct the disbursement from time to time of funds so deposited after subscriptions for the Threshold Amount have been received.

         2.       Responsibilities and Obligations of Escrow Agent.

                  a. Escrow Agent assumes no responsibilities, obligations, or liabilities except those expressly provided for in this Agreement as follows:

                           (1) Escrow Agent shall have no responsibility,
obligation or liability to any person with respect to any action taken, suffered or omitted to be taken by it in good faith under this Agreement and shall in no event be liable hereunder except for its gross negligence or willful misconduct.

                           (2) Notwithstanding anything herein to the contrary,
no reference in this Agreement to any other agreement shall be construed or deemed to enlarge the responsibilities, obligations, or liabilities of Escrow Agent set forth in this Agreement, and Escrow Agent is not charged with knowledge of any other agreement.

                  b. Escrow Agent shall be protected in relying upon the truth of any statement contained in any requisition, notice, request, certificate, approval, consent or other proper paper, and in acting on any such document, which on its face and without inquiry as to any other facts, appears to be genuine and to be signed by the proper party or parties, and is entitled to believe all signatures are genuine and that any person signing any such paper who claims to be duly authorized is in fact so authorized.

                  c. Escrow Agent shall be entitled to act on any instruction given to it in writing and signed by an authorized signatory of the Company and shall be fully protected in doing so.

                  d. Escrow Agent shall be entitled to act in accordance with any court order or other final determination by any governmental authority with jurisdiction of any matter arising hereunder.

                  e. Escrow Agent shall have no responsibility for, and makes no representation as to the value, validity or genuineness of any article, asset or

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document deposited with Escrow Agent in the Escrow Account under this Agreement, provided that it will give notice to the Company of any check for money not credited and the reason stated therefore and of any discrepancy with respect to the value, validity or genuineness of any article, asset or document so deposited if and when it has actual knowledge thereof.

                  f. Escrow Agent shall have no responsibility to make payments out of the Escrow Account for any amount in excess of the amount of collected funds deposited in the Escrow Account, together with any interest earnings thereon, at the time any payment is to be made.

                  g. If any controversy arises between the parties hereto or with any third person relating to the Escrow Account, Escrow Agent shall not be required to resolve the same or to take any action to do so, but may, at its discretion, institute such interpleader or other proceedings as it deems proper. Escrow Agent may rely on any joint written instructions as to the disposition of funds, assets, documents or other assets held in escrow hereunder.

                  h. Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any of its rights hereunder either directly or by or through its agents or attorneys. Nothing in this Agreement shall be deemed to impose upon Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction. Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of the Agreement or of any agreement amendatory of supplemental hereto or of any other agreement.

         3.       Investment of Escrow Funds.

                  The Escrow Agent shall invest funds in the triple "A" rated First American Treasury Obligations Money Fund (Class D). The Company hereby confirms receipt of the First American Funds prospectus. The Company further acknowledges that the fund investment advisor, custodian, distributor and other service providers as described in the prospectus are affiliates of U.S. Bank National Association, and investment in the fund includes approval of the fund's fees and expenses as detailed in the prospectus, including advisory and custodial fees and shareholder service expenses (which may be so called 12b-1 shareholder service fees), which fees and expenses are paid to U.S. Bank National Association, or subsidiaries of U.S. Bancorp. The shares of the funds are not deposits or obligations of, or guaranteed by, any bank including U.S. Bank National Association, or any of their affiliates, nor are they insured by the Federal Deposit Insurance Commission, the Federal Reserve Board or any other agency. The investment in the fund involves investment risk, including possible loss of principal. Interest earned on the Escrow Account will be the property of the Company, unless the Offering is terminated for failure to fulfill the Threshold Amount by November 29, 2005, in which case interest earned will be the property of the Company as provided in Section 1(e) above. All entities entitled to receive interest from the escrow account will provide Escrow Agent with a W-9 or W-8 IRS tax form prior to the disbursement of interest. The Escrow Agent shall not be liable for losses, penalties or charges incurred upon any sale or purchase of any such investment.

         4.       Compensation of Escrow Agent.

                  Escrow Agent shall be paid for services hereunder and shall be reimbursed for its out of pocket expenses for fees of counsel in setting up the escrow, all in accordance with the fee schedule attached hereto as Exhibit A. Payment of all fees shall be the responsibility of the Company and may, to the extent of unpaid fees and expenses, be deducted from any property placed within the escrow with Escrow Agent. In the event that Escrow Agent is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader or in the event that the conditions of this escrow are not promptly fulfilled, or Escrow Agent is required to render any service not provided for in this Agreement and fee schedule, or there is any assignment of the interest of this escrow or any modification hereof, Escrow Agent shall be entitled to reasonable compensation for such extraordinary services and reimbursement for all fees, costs, liability and expenses, including reasonable attorneys' fees. Escrow Agent may amend its fee schedule from time to time on sixty (60) days prior written notice to the Company.

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         5.       Indemnification of Escrow Agent.

         The Company hereby indemnifies and holds harmless Escrow Agent against any and all claims, losses, and damages it may suffer in connection with its carrying out the terms of this Agreement, including, without limitation, Escrow Agent's unpaid fees and reimbursable expenses, but excluding any loss Escrow Agent may sustain as a result of its gross negligence or willful misconduct. Escrow Agent shall have a lien or right of setoff on all funds, monies or other assets held hereunder to pay all of its fees and reimbursable expenses permitted under this Agreement. The obligations of the Company under this Section 5 shall survive termination for any reason of this Agreement or resignation or removal of Escrow Agent.

         6.       Termination and Resignation.

                  a. This Agreement shall terminate when (i) Escrow Agent or its successor or assign receives written notification of termination from the Company including final disposition instructions signed by the Company, and (ii) there occurs the actual final disposition of the monies held in escrow hereunder as provided in this Agreement. The rights and obligations of Escrow Agent shall survive the termination of this Agreement.


                  b. Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by giving the Company no fewer than twenty
(20) days prior written notice thereof. As soon as practicable after its resignation, Escrow Agent shall turn over to a successor escrow agent appointed by the Company all monies held hereunder upon presentation of the document from the Company appointing a successor escrow agent and its acceptance of appointment. If no resignation, Escrow Agent may designate its successor by written notice to the Company so long as any such successor is a bank or trust company. Upon the designation of a successor escrow agent and the delivery to a resigning escrow agent of the document appointing such successor escrow agent and its acceptance of appointment, the resigning escrow agent shall be released from any and all liabilities arising thereafter except as provided in Sections 2(a)(1) and 5 of this Agreement. If no successor escrow agent is appointed by the Company within the twenty (20) day period following such notice of resignation, Escrow Agent reserves the right to forward the matter and all monies and other property held by Escrow Agent pursuant to this Agreement to a court of competent jurisdiction at the expense of the Company.

                  c. The Company may discharge Escrow Agent and appoint a successor escrow agent hereunder at any time by giving Escrow Agent no fewer than twenty (20) days prior written notice thereof. As soon as practicable after its discharge, Escrow Agent shall turn over to the successor escrow agent appointed by the Company all monies held hereunder upon presentation of the document from the Company appointing such successor escrow agent and its acceptance of appointment. Upon the designation of a successor escrow agent, the delivery to a discharged escrow agent with its obligations pursuant to the immediately preceding sentence, the discharged escrow agent shall be released from any and all liabilities arising thereafter except as provided in Sections 2(a)(1) and 5 of this Agreement.

         7.       Notices.

         All notices provided for herein shall be in writing, shall be delivered by hand or by registered or certified mail shall be deemed given when actually received, and shall be addressed to the parties hereto at their respective addresses, which may be changed by any party from time to time by written notice to all other parties hereto as follows:

         a. If to the Company:

               Green Plains Renewable Energy, Inc.
               9635 Irvine Bay Court
               Las Vegas, NV 89147

               Attn: Barry Ellsworth
               (702) 524-8928
               (702) 220-4535 (fax)

         b. If to the Escrow Agent: with a copy to:

               U.S. Bank Corporate Trust Svcs.   U.S. Bank National Association
               60 Livingston Avenue              15 West South Temple, 2nd Floor
               EP-MN-WS3T                        Salt Lake City, UT 84101
               St. Paul, MN 55107-2292           Attn: Kim Galbraith
               Attn: Olaleye Fadahunsi           (801) 534-6083
               (651) 495-3726                    (801) 534-6013 (fax)
               (651) 495-8087 (fax)

         8.       Disclosure.

         The parties hereby agree not to use the name of U.S. Bank National Association to imply an association with the Offering other than that of a legal escrow agent.

          9.      Brokerage Confirmation.

         The parties acknowledge that to the extent regulations of the Comptroller of Currency or other applicable regulatory entity grant a right to receive brokerage confirmations of security transactions of the escrow, the parties waive receipt of such confirmations to the extent permitted by law. Escrow Agent shall furnish a statement of security transactions on its regular monthly reports to the Company.

         10.      Parties Bound.

         This Agreement shall extend to and be binding upon the respective successors, representatives, and assigns of the Company and Escrow Agent.

         11.      Entire Agreement.

         This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and cannot be modified, amended, supplemented, or changed, nor can any provisions hereof be waived, except by written instrument executed by the parties hereto.

         12.      Assignment.

         Neither party may assign its rights or obligations under this Agreement without the written consent of the other party hereto.


         13.      Applicable Law.

         The Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah.

         14.      Severability.

         If at any time subsequent to the date hereof, any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect, and shall be limited or expanded in scope so as to carry out the intent of the parties as expressed herein to the greatest extent possible. The illegality or unenforceability of any such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         15.      Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


COMPANY


By /s/ /s/ Barry Ellsworth

Title President



U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent


Name: /s/

Title:  __________________________________

                                    EXHIBIT A

                        Schedule of Fees for Services as
                                  Escrow Agent

                                       For

                       Green Plains Renewable Energy,Inc.
                              Sbuscription Escrow

                      Administrative Fees Billed One Time

        04480
                  Escrow Agent, One Time                              $1,000.00

                  One time fee for performance of the routine duties of the agent in administration of the escrow account. Administration fees are payable in advance

         Direct Out of Pocket Expenses
                  Reimbursement of expenses associated with the        At Cost
                  performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.


         Extraordinary Services
                  Extraordinary services are duties or
                  responsibilities of an unusual nature,
                  including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.


        Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

        IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:
        To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.
        For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

        Dated:  November 23, 2004

                                    EXHIBIT B


                           Copy of Company Prospectus